Exhibit 10.27

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims ("Separation Agreement") is made by and between Neothetics, Inc. ("Neothetics" or "Company") and Lincoln Krochmal, MD, FAA ("Employee") with respect to the following facts:

A.Employee is employed by Company pursuant to an employment agreement dated October 15, 2014 ("Employment Agreement"). Employee's employment with Company will terminate effective January 21, 2016 ("Separation Date").  Company wishes to reach an amicable separation with Employee and assist Employee's transition to other employment.

The parties desire to settle all claims and issues that have, or could have been raised by Employee, in relation to Employee's employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee's employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.Severance Package.  Pursuant to the terms of the Employment Agreement, and in exchange for the promises set forth herein, Company shall provide Employee with the following payments and benefits ("Severance Package") to which Employee is not otherwise entitled absent executing this Separation Agreement.  Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.

1.1Severance Payment.  Company agrees to provide Employee with a severance payment equal to six (6) months of Employee's base salary, One Hundred Sixty Two Thousand, Two Hundred Twenty Five Dollars ($162,225), less all appropriate federal and state income and employment taxes ("Severance Payment"). The Severance Payment will be paid out in equal installments pursuant to the Company's regular payroll process beginning on the first regular payroll date following the Effective Date of this Separation Agreement described below in paragraph 9.

1.2Payment for Medicare and Dental Premiums.  Company also agrees to pay Employee an amount equal to the monthly amount Company has paid during Employee's employment for Employee's Medicare and group dental insurance premiums ("Monthly Benefit Payment") for six (6) months following the Separation Date. These Monthly Benefit Payments will be paid out monthly on the second pay period of each month following the Separation Date.

2.General Release.

2.1Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions, investors and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company's employees, officers, directors, agents, successors and assigns (collectively, "Released Parties"), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee's employment with Company.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local state or federal law, including, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, as amended, and all claims for attorneys' fees, costs and expenses.

2.2Employee expressly waives Employee's right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee's behalf, related in any way to the matters released herein.

2.3The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee's right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for statutory indemnity, workers' compensation benefits or unemployment insurance benefits, as applicable, as amended, as set forth in this Separation Agreement.

2.4Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.5Employee declares and represents that Employee intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete.  Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

3.California Civil Code Section 1542 Waiver.  Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived.  That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4.Representation Concerning Filing of Legal Actions.  Employee represents that, as of the date of this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency related to the matters released in this Separation Agreement.

5.Nondisparagement.  Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties.

6.Confidentiality and Return of Company Property.  Employee understands and agrees that as a condition of receiving the Severance Payment in paragraph 1, all of Company's property must be returned to Company.  By signing this Separation Agreement, Employee represents and warrants that Employee has returned to Company all Company property, data and information belonging to Company and agrees that Employee will not use or disclose to others any confidential or proprietary information of Company or the Released Parties.  In addition, Employee agrees to keep the terms of this Separation Agreement confidential between Employee and Company, except that Employee may tell Employee's immediate family and attorney or accountant, if any, as needed, but in no event should Employee discuss this Separation Agreement or its terms with any current or prospective employee of Company. However, nothing in this Agreement shall prohibit Employee from making truthful statements in any legal proceedings, government investigation or as otherwise required by law.

7.Continuing Obligations.  Employee further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of Company's Confidential Information and

Invention Assignment Agreement ("Confidentiality Agreement"), previously executed by Employee, including, but not limited to, promises not to disclose and to protect all confidential and proprietary information of the Company.

8.No Admissions.  By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

9.Effective Date/Acknowledgements.  Employee has 7 days, until January 11, 2016, to consider whether or not to enter into this Separation Agreement ("Consideration Period") (although Employee may elect not to use the full Consideration Period at Employee's option).  By signing this Separation Agreement, Employee acknowledges that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has obtained and considered such legal counsel as Employee deems necessary; and (c) Employee enters this Separation Agreement freely, knowingly and voluntarily. This Separation Agreement shall become effective and enforceable on the day Employee returns a signed copy of this Separation Agreement to Company, provided it is signed during the Consideration Period ("Effective Date").

10.Ownership of Claims.  Employee represents and warrants that Employee is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands as herein contained and that there has been no assignment or other transfer of any interest of any claim or demand which Employee may have against Company.

11.Affirmation.  Employee affirms that Employee has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Employee may be entitled.

12.Severability.  In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.Full Defense.  This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

14.Applicable Law.  The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

15.Entire Agreement; Modification.  This Separation Agreement, including the surviving provisions of Company's Confidentiality Agreement previously executed by Employee, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter.  This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	1/5/2016		/s/ Lincoln Krochmal
Lincoln Krochmal, MD, FAA

Neothetics, Inc.

Dated:	1/4/2016	By:	/s/ George Mahaffey
George Mahaffey President and CEO

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